FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This document (the "First Amendment") amends the Amended and Restated Executive Employment Agreement dated August 4, 2022 between John M. Michel ("Executive") and HomeStreet, Inc., HomeStreet Bank and their affiliates (collectively "HomeStreet"), [which was subsequently amended effective July 29, 2020 (as amended], the "Employment Agreement"). Any capitalized terms used in this First Amendment and not otherwise defined herein shall have the meaning set forth in the Employment Agreement. The parties agree as follows:

1.Amendment to Term of Employment Agreement. The parties further amend the Employment Agreement by striking Section I.B of the Employment Agreement in its entirety and replacing it with the following:

This Agreement commenced on the Effective Date and shall continue until December 31, 2027, unless sooner terminated as set forth in Section III. Thereafter, the Agreement shall thereafter automatically renew for successive one (1) year terms, unless either party provides the other with written notice of its intent not to renew no less than 180 days prior to the end of its term. Notwithstanding any termination of this Agreement or Executive's employment, the Executive shall remain subject to the restrictions in Section IV of the Employment Agreement.

2.No Other Modification. Except as provided herein, the provisions of the Employment Agreement shall remain in full force and effect following the adoption of this First Amendment and this First Amendment shall not constitute a modification or waiver of any provision of the Employment Agreement except as provided herein.

3.Effectiveness. This First Amendment shall be effective on the date it is signed by both Executive and HomeStreet.

[Signature Page Follows]

HOMESTREET, INC.
HOMESTREET BANK

/s/Godfrey B. Evans
Godfrey B. Evans, EVP, General Counsel & Corporate Secretary
Date Signed: 3/5/2025

EXECUTIVE
/s/John M. Michel
John M. Michel, Chief Financial Officer
Date Signed: 3/5/2025